EXHIBIT 10.13
AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment to the Employment Agreement dated April 27, 2018 (the “Agreement”), is made as of October 31, 2018, between PRA Health Sciences, Inc. (the “Company”), and Michael J. Bonello (the “Executive”).
WHEREAS, the Parties desire to amend the Agreement, as set forth below.
NOW THEREFORE, the Agreement is hereby amended as follows:
1.    The following shall be inserted as Section 13(f) of the Agreement:

“(f)    Certain Permissible Disclosures and Communications. Nothing in this Agreement, including this Section 13, shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. The Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. The Executive hereby confirms that the Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will the Executive be authorized to disclose any information covered by the Company’s attorney-client privilege or the Company’s attorney work product (i) without prior written consent of the Company’s General Counsel or other officer designated by the Company, or (ii) unless such disclosure of that information would otherwise be permitted pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise under applicable law or court order.”

2.    Except as provided herein, all other terms of the Agreement will remain in full force and effect.

3.    This Amendment shall be effective upon execution by the Parties. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment.

Executive

/s/ Michael J. Bonello
Michael J. Bonello

PRA Health Sciences, Inc.

/s/ Colin Shannon
Colin Shannon
Chief Executive Officer